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                                                                    Exhibit 99.1



PRESS RELEASE                             CONTACT:  Jay L. Essa (781) 821-4152


Geerlings & Wade Announces Amendment to Merger Agreement

CANTON, Mass., December 27, 1999/ -- Geerlings & Wade, Inc. (NASDAQ: GEER), announced that it and Liquid Holdings Inc., a privately held corporation formed by Ronald S. Haft, have agreed to an amendment to the Agreement and Plan of Merger between the companies which, among other things, grants Liquid Holdings more time to obtain financing for the merger. The amendment provides Liquid Holdings until January 29, 2000 to obtain equity financing commitments reasonably acceptable to Geerlings & Wade, Inc. to replace financing commitments terminated earlier this month. Thereafter, if the financing commitments are not obtained, either party may terminate the transaction. If the financing commitments are obtained by January 28, 2000, the parties have until February 29, 2000, or, under certain circumstances, March 31, 2000, to complete the transaction. The Agreement and Plan of Merger, announced earlier this year, provides for a cash merger in which the shares of common stock of Geerlings & Wade outstanding immediately prior to the merger will be converted into the right to receive $10 per share in cash and all outstanding options are settled at the same price per share less the option exercise price.
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On December 8, 1999, Geerlings & Wade received notice from Liquid Holdings that the institutional investor who had committed to provide Liquid Holdings with $35 million in debt financing had exercised a right to terminate its commitment due to certain regulatory considerations by the investor. Another effect of the amendment is that each of the parties has waived its right to terminate the transaction due to the termination of the prior financing commitment. In the amendment, Liquid Holdings has also agreed to use commercially reasonable efforts to obtain the new commitments and has stated that, apart from obtaining the financing and required regulatory approvals, it has no actual knowledge of anything that would permit it to terminate the agreement at the present time.
In the event the new commitments are not obtained by January 29, 2000 or ultimately funded or the closing does not occur by February 29, 2000, Liquid Holdings may terminate the transaction. In addition, if the new commitments are not obtained by January 29, 2000, or the closing does not occur by February 29, 2000, Geerlings & Wade may terminate the transaction. Any such termination would not be considered a breach of the merger agreement. However, upon any such termination, Geerlings & Wade would retain a previous payment of $1.25 million from Liquid Holdings as liquidated damages and either party would be permitted to seek actual damages from the other party for any breach of the merger agreement. Geerlings & Wade President, Jay Essa, stated that "We believe they are working hard and with some success to put the financing together, but there is no assurance that it will be obtained. Until the financing is in place the regulatory approvals will be stalled. While the delay is unfortunate, we believe this is still a good deal for our stockholders, so we decided to give them some more time to get it done."

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The closing for the transaction remains subject to a number of other conditions, such as obtaining approval of the transaction from various state and local
alcoholic beverage licensing authorities.   Under the terms of the amendment,
subject to certain requirements, Liquid Holdings may defer Geerlings & Wade's right to terminate the merger agreement until March 31, 2000 to gain required regulatory approvals. Subject to the satisfaction of closing conditions, the transaction is expected to close in the first quarter of 2000.

About Geerlings & Wade

Geerlings & Wade, Inc. founded in 1986, is America's leading direct marketer of fine wine and wine accessories with retail locations in 15 states, home and office delivery to 29 states, and a devoted following of more than 145,000 regular customers and wine club members. The Canton, Mass.-based company has developed a unique, streamlined purchasing system that allows it to source wines directly from the world's greatest wineries. Geerlings & Wade has cultivated relationships with hundreds of renowned wineries and negotiants in France, Italy, Australia, Chile and California. Consumers can contact Geerlings & Wade at 1-800-782-9463 or on the World Wide Web at www.geerwade.com.